SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



       Date of Report (date of earliest event reported): April 22, 2003


                           Commission File No. 0-11178
                                               -------


                           UTAH MEDICAL PRODUCTS, INC.
                           ---------------------------
             (Exact name of Registrant as specified in its charter)


                      UTAH                                      87-0342734
         -------------------------------                   ------------------
         (State or other jurisdiction of                   (I.R.S. Employer
         incorporation or organization)                    Identification No.)


                               7043 South 300 West
                               Midvale, Utah 84047
                              ---------------------
                     Address of principal executive offices


Registrant's telephone number:              (801) 566-1200
                                            --------------




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                        ITEM 9. REGULATION FD DISCLOSURE

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     On April 22, 2003 the Company announced, by press release, the following:

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq:UTMD) reports that all primary income statement measures of financial performance in First Quarter
(1Q) 2003 increased compared to 1Q 2002. Sales, gross profits, operating profits, earnings before taxes (EBT), net income and earnings per share (eps) were up 3%, 4%, 8%, 6%, 4% and 16%, respectively.

The increase in consolidated global sales was led by a 19% increase in UTMD's foreign sales. Shipments from UTMD's Ireland facility were up 47% in U.S. dollar terms and up 20% in EURO terms. In product family categories, the sales increase was led by an 13% increase in blood pressure monitoring product sales and a 5% increase in neonatal product sales.

1Q 2003 gross profit margins improved 0.9 percentage points compared to 1Q 2002 as a result of better utilization of manufacturing overhead, particularly in Ireland and Oregon manufacturing facilities, and a reduction in materials consumption due to lower scrap rates. In 1Q 2003, UTMD's operating profit margin at 39.4% and net profit margin at 26.0% compared favorably to 37.6% and 25.5%, respectively in 1Q 2002. Operating expenses were down 2% overall due primarily to continued improvement in sales productivity. Resulting operating expenses were 18.4% of sales compared to 19.3% of sales in 1Q 2001.

Non-operating income in 1Q 2003 was $80,000 compared to $113,000 in 1Q 2002, as a result of interest cost on the Company's higher line of credit balance incurred to repurchase shares. The average line of credit balance for 1Q 2003 was $4.0 million compared to $1.7 million in 1Q 2002. Offsetting this, diluted shares for 1Q 2003 were 550,000 lower than in 1Q 2002, leading to a 16% increase in earnings per share. The March 31, 2003 line of credit balance was $3.0 million, compared to $5.0 million three months earlier on December 31, 2002. UTMD management anticipates bringing the line of credit balance to zero in 3Q 2003, unless additional share repurchases or an acquisition become available under favorable conditions.

The growth in net profits was retarded slightly by an increase in UTMD's estimated income tax rate from 35% in 1Q 2002 to 36% in 1Q 2003. UTMD's tax rate for the year of 2003 may be slightly higher or lower than in 2002 depending largely on the exercise of employee options, since a short term gain realized by the employee is tax deductible to the Company. In addition, the portion of earnings generated in Ireland versus the U.S. has an impact on the consolidated tax rate because the income tax rate on value-added in Ireland is lower than the rate in the U.S.

The Company's increase in stock price also had a retarding effect on eps growth, as a result of dilution from option exercises and calculation for unexercised options with exercise prices below the current market value. UTMD's dilution from shares added to actual weighted


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average outstanding shares for purposes of calculating eps were 371,000 in 1Q
2003 compared to 344,000 in 1Q 2002. The diluted number of shares used to calculate 1Q 2003 eps was 4,815,600 compared to 5,366,200 for 1Q 2002. The actual number of outstanding shares at the end of 1Q 2003 was 4,452,900 including employee option exercises of 22,200 shares. In order to help offset option dilution, UTMD repurchased 12,500 shares at a cost of $0.2 million during 1Q 2003. Management will continue to be mindful of the dilution effect of its option programs. The total number of outstanding unexercised options at March 31, 2003 was about 1.0 million shares at an average exercise price of $9.86/ share, including shares awarded but not vested. This compares to 1.1 million option shares outstanding at the end of 1Q 2002.

Diluted 1Q 2003 eps increased to $.37 compared to 1Q 2002 eps of $.32, yielding UTMD's twenty-first consecutive quarter of higher eps compared with the same quarter in the prior year. During that 5 1/4 year time span, eps have grown at an annually compounded rate of 21%. Eps for the most recent four calendar quarters (TTM) were $1.41, a company record for four consecutive calendar quarters. Last December, the Company projected $1.55 eps for calendar 2003.

UTMD's 2003 plan is driven by realizing increased U.S. sales of the patented obstetrics tool Intran(R) Plus as a result of new agreements with hospital group purchasing organizations (GPOs) completed after a favorable patent infringement judgment in late 2002. As sales of Intran Plus actually declined 1% in 1Q 2003 relative to 1Q 2002, increased domestic sales of Intran Plus have yet to materialize. However, UTMD exceeded its plan for 1Q 2003 eps through substantially higher foreign sales than expected.

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected. Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, UTMD's ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD's public disclosure filings with the SEC. The 2003 1Q 10-Q will be filed with the SEC by May 15.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care- providers. For more information about Utah Medical Products, Inc., visit UTMD's website at www.utahmed.com.


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


                                  Utah Medical Products, Inc.

INCOME STATEMENTS
(in thousands except per share data - unaudited)


                                                                 First Quarter ended March 31
                                             Percent Change            2003             2002
                                             --------------            ----             ----
Net Sales                                             +2.6%          $ 6,877          $ 6,705
Gross Profit                                          +4.2%            3,977            3,816
Operating Income                                      +7.6%            2,712            2,521
Income Before Tax                                     +6.0%            2,793            2,634
Net Income                                            +4.4%          $ 1,788          $ 1,712
Diluted Earnings Per Share                           +16.3%          $  .371          $  .319

Shares Outstanding (diluted)                                           4,816            5,366




BALANCE SHEETS
(in thousands)
                                                 (unaudited)        (audited)      (unaudited)
                                                  March 31,      December 31,       March 31,
                                                  ---------      ------------       ---------
                                                       2003             2002             2002
                                                       ----             ----             ----
Assets
         Accounts Receivable, net                   $ 3,349          $ 3,093          $ 3,687
         Inventories                                  3,633            3,478            3,295
         Other Current Assets                         1,160            1,186              895
    Total Current Assets                              8,142            7,757            7,877
  Property and Equipment - net                        8,905            8,890            8,749
  Intangible Assets - net                             6,721            6,740            6,801
Total Assets                                        $23,768          $23,387          $23,427

Liabilities and Stockholders' Equity
  Total Current Liabilities                         $ 2,784          $ 2,319          $ 2,765
  Note Payable                                        2,958            4,956              900
  Deferred Income Taxes                                 395              390              302
  Stockholders' Equity                               17,631           15,722           19,460
Total Liabilities and Stockholders' Equity          $23,768          $23,387          $23,427



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                                   SIGNATURES

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   Pursuant to the requirements of the Securities Exchanges Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                UTAH MEDICAL PRODUCTS, INC.
                                                ---------------------------
                                                REGISTRANT





Date:       4/22/03                              By:   /s/ Kevin L. Cornwell
      ---------------------                          ------------------------
                                                     Kevin L. Cornwell
                                                     CEO